For Immediate Release

FORWARD INDUSTRIES REPORTS FISCAL 2004 RESULTS:
 INCOME BEFORE TAX BENEFIT UP 36%;
NET INCOME UP 34%

Pompano Beach, FL, December 7, 2004 - Forward Industries, Inc. (Nasdaq:FORD), a designer and distributor of custom carrying case solutions, today announced results for its fiscal year ended September 30, 2004.

Fiscal Year 2004 Financial Highlights

Compared to fiscal year 2003 results:

•        Income before tax benefit increased 36% to $1.7 million.
•        Net income increased 34% to a record $1.9 million, or $.30 per diluted share.
•        Net sales rose 6% to $20.1 million driven by strength in cell phone product sales.

The tables below set forth the Company's condensed consolidated statements of income for the fiscal years ended September 30, 2004 and 2003, and consolidated balance sheet as of September 30, 2004, and are derived from the Company's audited, consolidated financial statements included in its Form 10-KSB filed today with the Securities and Exchange Commission.  Please refer to the Form 10-KSB for further information regarding the Company's results of operations, financial condition and complete financial statements relating to the fiscal year ended September 30, 2004.

Jerome E. Ball, Chairman and Chief Executive Officer of Forward, summarized the results for the year: "We are very pleased to report our results for fiscal 2004, representing our third consecutive year of increased earnings and the highest net income in Forward's history.

"Our business continues to display substantial operating leverage, with pre-tax income growing 34% on a 6% sales increase.  Each additional dollar of sales in 2004 beyond the sales level in 2003 generated $.38 of pre-tax income."

Mr. Ball stated, "The sales increase was driven by a 30% rise in cell phone product revenues, marked by higher sales to Nokia and under our license agreement with Motorola and, to a lesser extent, a strong Euro. The increase in cell phone products sales more than offset a decline in revenue from diabetic cases resulting from a shift to lower priced cases by some of our customers."

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Forward Industries, Inc. News Release	Page 2
December 7, 2004

Mr. Ball continued, "Based on recent and anticipated launches of new cell phone models by our key customers and our recently announced entry into a new licensing agreement with Motorola, we are very optimistic about our cell phone prospects for fiscal 2005.  We expect sales in this area to be particularly strong for at least the first two quarters of fiscal 2005.  At the same time, we expect sales levels of our diabetic products to continue to be a significant component of our overall revenue stream.

"We closed the year in a very strong financial position, which we see as an important element in the Company's future growth.  In fiscal 2004, the Company generated $2.1 million of cash flow from operations and, at September 30, 2004, we had $4.5 million in cash, no long-term debt, and working capital of $6.7 million.

"We look forward to reporting our performance during the fiscal year ending September 30, 2005."

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission, that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT: -or-	INVESTOR RELATIONS COUNSEL
Forward Industries, Inc.	The Equity Group Inc.
Jerome E. Ball, CEO	Loren Mortman
(954) 419-9544	(212) 836-9604
lmortman@equityny.com
www.theequitygroup.com

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Forward Industries, Inc. News Release	Page 3
December 7, 2004

FORWARD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Years Ended September 30,
	2004	2003

Net sales	$20,073,236	$18,899,231
Cost of goods sold	13,293,080	12,777,627
Gross profit	6,780,156	6,121,604

Operating expenses:
Selling	2,968,193	2,673,852
General and administrative	2,150,083	2,310,500
Total operating expenses	5,118,276	4,984,352

Income from operations	1,661,880	1,137,252

Other income (expense):
Interest expense	--	(7,448)
Interest income	18,359	10,208
Other income - net	16,913	111,202
Total other income	35,272	113,962

Income before benefit from income taxes	1,697,152	1,251,214
Benefit from income taxes	241,979	194,200
Net income	$ 1,939,131	$ 1,445,414

Net income per common and common equivalent share:
Basic	$ 0.32	$ 0.25
Diluted	$ 0.30	$ 0.24

Weighted average number of common and common equivalent shares outstanding:
Basic	6,136,809	5,815,424
Diluted	6,442,188	5,954,354

Forward Industries, Inc. News Release	Page 4
December 7, 2004

FORWARD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS
September 30, 2004
Current assets:
Cash and cash equivalents	$ 4,487,415
Accounts receivable - net	3,609,559
Inventories	811,694
Prepaid expenses and other current assets	190,076
Deferred tax asset	164,413
Total current assets	9,263,157

Property, plant and equipment - net	264,043
Deferred tax asset	617,199
Other assets	44,967
TOTAL ASSETS	$10,189,366

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,813,543
Accrued expenses and other current liabilities	757,026
Total current liabilities	2,570,569

Shareholders' equity:
Preferred stock at par value	--
Common stock at par value	67,899
Additional paid-in capital	8,948,339
Accumulated deficit	(544,282)
8,471,956
Less: Cost of shares in treasury	(853,159)
Total shareholders' equity	7,618,797
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,189,366

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